Exhibit 99.1

[West Marine Logo]

WEST MARINE REPORTS SECOND QUARTER 2013 RESULTS AND UPDATES 2013 EARNINGS GUIDANCE

WATSONVILLE, CA, July 25, 2013 - West Marine, Inc. (Nasdaq: WMAR), the largest specialty retailer of boating supplies and accessories, today reported financial results for the second quarter ended June 29, 2013.

•	Net revenues were $236.8 million, a decrease of 2.8% compared to last year.
•	Comparable store sales decreased by 2.7%.
•	Direct-to-Consumer sales were up 12.0%, driven by our strategic investments in eCommerce.
•	Sales in our merchandise expansion categories (which include footwear, apparel, clothing accessories, fishing products and paddle sports equipment) were up 4.3%, with core usage-related product sales down 3.5%, compared to last year.
•	Pre-tax income was $37.7 million, down 1.1% compared to pre-tax income of $38.1 million last year.
•	The company is lowering 2013 full-year guidance, with pre-tax income now expected to be in the range of $15.5 million to $17.5 million, compared to pre-tax income of $24.3 million for 2012.
•	Net income per diluted share was $0.91 for the second quarter, compared to net income per share of $0.95 last year.
•	Second quarter liquidity continued to improve, with cash increasing from $37.1 million last year to $45.8 million.
•	Total inventory at the end of the second quarter was $243.1 million, a 2.3% decline versus last year.
•	The company remained debt-free at quarter-end with $115.8 million available on its revolving credit line at the end of the period.

Net revenues for the 13 weeks ended June 29, 2013 were $236.8 million, a decrease of 2.8% compared to net revenues of $243.6 million for the 13 weeks ended June 30, 2012.

In line with our omni-channel focus, beginning in the first quarter, we changed the definition of comparable store sales to now include sales from our Direct-to-Consumer and wholesale channels. As before, store sales are included in comparable store sales in the fiscal period in which they commence their 14th full month of operations. Stores that were closed or substantially remodeled (i.e., resulting in an increase or decrease of 40% or more of selling square footage) are excluded. Using this new definition, comparable store sales for our second quarter decreased by 2.7% over the same period last year. For the second quarter last year, we reported a 2.1% increase in comparable store sales. However, using the new definition, our second quarter 2012 comparable store sales would have increased by 1.8%.

Matt Hyde, West Marine’s CEO, commented: “The quarter came in much weaker than expected due to reduced recreational boating usage as a consequence of the continued unfavorable weather. We have been able to partially offset these results with our growth strategies and by sales in areas experiencing a more typical boating season. Our teams are responding by managing our expenses and controlling inventories, while we continue to invest in our future growth strategies with a focus on strengthening West Marine.”

Net income for the second quarter was $22.3 million, or $0.91 per diluted share, compared to net income of $22.6 million, or $0.95 per diluted share, for the second quarter last year.

Net revenues for the 26 weeks ended June 29, 2013 were $351.0 million, a decrease of 3.8% compared to net revenues of $365.0 million for the 26 weeks ended June 30, 2012. Comparable store sales decreased by 4.0% for the first six months of 2013 versus the same period last year. For the first six months last year, we reported a 2.8% increase in comparable store sales. However, using the new definition, our first six months 2012 comparable store sales would have increased by 2.3%.

Net income for the first six months was $13.3 million, or $0.54 per diluted share, compared to net income of $16.4 million, or $0.69 per diluted share for the first six months last year.

Total inventory at the end of the second quarter was $243.1 million, a $5.8 million, or 2.3%, decrease versus the balance at June 30, 2012, and a 0.5% decrease on an inventory per square foot basis. Inventory turns for 2013 were down 2.2% versus the first six months of last year.

2013 Guidance

During the first half of 2013, our sales results were lower than expected, driven primarily by unusually cold, rainy and windy weather in many of our markets, which in turn resulted in a reduction in boat usage. Consequently, we are lowering our previously-issued sales and earnings guidance for fiscal year 2013. We now expect pre-tax income in a range of $15.5 million to $17.5 million, approximately $9.0 million lower than our previously-communicated pre-tax income guidance. This will result in diluted earnings per share of approximately $0.37 to $0.42. Comparable store sales for full-year 2013 are now anticipated to be down 2.0% to 4.0% (using our new definition for comparable store sales outlined above), with total revenues now expected to be in the range of $650 million to $660 million, $27.5 million lower than our previously-communicated guidance. We anticipate capital expenditures for fiscal 2013 to be in the range of $25 million to $29 million, unchanged from our prior guidance.

Share Repurchase Program

As previously disclosed, our Board of Directors authorized a $10 million stock repurchase program with the primary purpose of mitigating the dilutive impact of shares issued under the company’s omnibus equity incentive plan and its employee stock purchase plan.  No shares were repurchased during the second quarter of 2013.

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, July 25, 2013, at 1:00 p.m. Eastern Time (EDT) to discuss its second quarter 2013 results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 16686186.

An audio replay of the call will be available July 25, 2013 at 4:00 p.m. EDT through August 1, 2013 at 11:59 p.m. EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 16686186.

About West Marine

West Marine, Inc. is the largest specialty retailer of boating supplies and accessories, with 294 company-operated stores located in 38 states, Puerto Rico, Canada and five franchised stores located in Turkey. Founded in 1968 by a sailor, West Marine has grown to become a leading omni-channel retailer for boats and boaters – from power cruisers and sailors to anglers and paddle sports enthusiasts. West Marine also offers gear, apparel and footwear for anyone who enjoys recreational time on or around the water. The company’s wholesale channel is one of the largest distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine, Inc. its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, risks related to continued unseasonably cold, rainy and windy boating season, expectations related to our earnings and profitability, expectations and projections with respect to our ability to execute on our strategic growth strategies, expectations related to our ability to manage our assets, and our expectations for full-year 2013 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for our second quarter of 2013 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 29, 2012, as well as the discussion of critical accounting policies in our Form 10-K for the year ended December 29, 2012. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with GAAP. We believe that Return on Invested Capital (“ROIC”), as presented in the accompanying financial tables, is a meaningful measure of our efficient and effective use of capital. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled this non-GAAP financial measure to the most directly comparable GAAP financial measure in the tables set forth below.

Contact: West Marine, Inc.

Tom Moran, Executive Vice President and Chief Financial Officer

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	June 29, 2013	June 30, 2012
ASSETS
Current assets:
Cash	$45,773	$37,086
Trade receivables, net	10,008	9,156
Merchandise inventories	243,083	248,926
Deferred income taxes	5,292	4,567
Other current assets	21,896	21,225
Total current assets	326,052	320,960

Property and equipment, net	65,663	62,759
Long-term deferred income taxes	7,873	7,481
Other assets	3,381	2,988
TOTAL ASSETS	$402,969	$394,188

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$43,259	$53,168
Accrued expenses and other	45,919	51,728
Total current liabilities	89,178	104,896

Deferred rent and other	16,502	14,170
Total liabilities	105,680	119,066

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 24,387,175 shares issued and 24,356,285 shares outstanding at June 29, 2013, and 23,371,203 shares issued and 23,340,313 shares outstanding
at June 30, 2012.	24	23
Treasury stock	(385)	(385)
Additional paid-in capital	198,812	189,224
Accumulated other comprehensive loss	(662)	(752)
Retained earnings	99,500	87,012
Total stockholders' equity	297,289	275,122
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$402,969	$394,188

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	June 29, 2013		June 30, 2012
Net revenues	$236,750	100.0%	$243,572	100.0%
Cost of goods sold	154,189	65.1%	157,719	64.8%
Gross profit	82,561	34.9%	85,853	35.2%
Selling, general and administrative expense	44,797	18.9%	47,415	19.4%
Restructuring costs (recoveries)	(1)	0.0%	150	0.1%
Income from operations	37,765	16.0%	38,288	15.7%
Interest expense	114	0.1%	224	0.1%
Income before taxes	37,651	15.9%	38,064	15.6%
Income taxes	15,342	6.5%	15,448	6.3%
Net income	$22,309	9.4%	$22,616	9.3%

Net income per common and common equivalent share:

Basic	$0.92		$0.97
Diluted	$0.91		$0.95

Weighted average common and common equivalent
shares outstanding:
Basic	24,248		23,249
Diluted	24,587		23,720

	26 Weeks Ended
	June 29, 2013		June 30, 2012
Net revenues	$350,994	100.0%	$365,040	100.0%
Cost of goods sold	243,490	69.4%	249,687	68.4%
Gross profit	107,504	30.6%	115,353	31.6%
Selling, general and administrative expense	84,678	24.1%	87,318	23.9%
Restructuring costs (recoveries)	(4)	0.0%	155	0.1%
Income from operations	22,830	6.5%	27,880	7.6%
Interest expense	223	0.1%	444	0.1%
Income before taxes	22,607	6.4%	27,436	7.5%
Income taxes	9,279	2.6%	11,067	3.0%
Net income	$13,328	3.8%	$16,369	4.5%

Net income per common and common equivalent share:

Basic	$0.55		$0.71
Diluted	$0.54		$0.69

Weighted average common and common equivalent
shares outstanding:
Basic	24,098		23,131
Diluted	24,476		23,652

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	26 Weeks Ended
	June 29, 2013	June 30, 2012

OPERATING ACTIVITIES:
Net income	$13,328	$16,369
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,446	7,673
Share-based compensation	1,659	1,586
Tax benefit (deficiency) for equity issuance	527	(464)
Excess tax benefit from share-based compensation	(841)	(326)
Deferred income taxes	1,158	2,899
Provision for doubtful accounts	39	122
Lower of cost or market inventory adjustments	880	999
Loss on asset disposals	104	99
Changes in assets and liabilities:
Trade receivables	(3,324)	(3,507)
Merchandise inventories	(49,631)	(56,550)
Other current assets	(5,535)	(7,432)
Other assets	98	(66)
Accounts payable	23,699	26,788
Accrued expenses and other	4,991	11,129
Deferred items and other non-current liabilities	1,335	219
Net cash used in operating activities	(4,067)	(462)

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	4,311	48
Purchases of property and equipment	(15,133)	(8,806)
Net cash used in investing activities	(10,822)	(8,758)

FINANCING ACTIVITIES:
Borrowings on line of credit	2,810	3,925
Repayments on line of credit	(2,810)	(3,925)
Proceeds from exercise of stock options	2,855	1,673
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	383	340
Excess tax benefit from share-based compensation	841	326
Net cash provided by financing activities	4,079	2,339

Effect of exchange rate changes on cash	41	1

NET DECREASE IN CASH	(10,769)	(6,880)

CASH AT BEGINNING OF PERIOD	56,542	43,966
CASH AT END OF PERIOD	$45,773	$37,086
Other cash flow information:
Cash paid for interest	$146	$345
Cash paid for income taxes	579	372
Non-cash investing activities:
Property and equipment additions in accounts payable	2,513	463

West Marine, Inc.

Reconciliation of Non-GAAP Financial Information

Return on Invested Capital ("ROIC")

(Unaudited and in thousands)

	52 Weeks Ended		52 Weeks Ended
	June 29, 2013		June 30, 2012
GAAP net income reported for fiscal years 2012 and 2011		$15,529		$29,662
Add: GAAP net income reported for first two quarters of 2013 and 2012		13,328		16,369
Less: GAAP net income reported for first two quarters of 2012 and 2011		(16,369)		(32,399)
GAAP net income for trailing 52-week period		12,488		13,632

Add back:
Interest expense	620		922
Rent expense (fixed)	45,551		45,251
Total	46,171	29,569 [1]	46,173	30,025 [1]

Net income after adjustments and after-tax add backs (numerator)		$42,057		$43,657

Total Capital:

Long-term debt [2]		$-		$-
Operating leases capitalized at 8x annual rent expense		364,408		362,008
Total stockholder's equity [2]		282,132		261,254
Less: Cash and cash equivalents [2]		(46,040)		(27,869)
Total Capital		$600,500		$595,393

ROIC		7.0%		7.3%

1 Total after-tax add backs after applying the tax rate for the period.

2 Calculated as the average of the five most recent quarter-end results.